Exhibit 99.1

Security Bank Corporation Completes Acquisition of Neighbors Bank

Macon, GA. April 10, 2006 (PR Newswire) – Security Bank Corporation (NASDAQ: SBKC) announced today it has completed the acquisition of Neighbors Bancshares, Inc., the parent company of Neighbors Bank, a community bank with approximately $122 million in total assets located in Alpharetta, Georgia. Originally announced in November 2005, the acquisition was approved overwhelmingly by Neighbors Bancshares’ shareholders on March 7, 2006 and has also received final regulatory approval. The name of Neighbors Bank will become Security Bank of North Fulton.

Phil Baldwin, President and Chief Executive Officer of Neighbors Bank, stated, “We are very excited to now be part of the Security Bank team. The officers and employees at Neighbors Bank share with Security Bank a passion for great customer service. We also look forward to operating under Security Bank’s decentralized approach that truly leaves decisions that touch the customer at the local level.”

Rett Walker, President and Chief Executive Officer of Security Bank Corporation, commented, “We are pleased to welcome Phil Baldwin and his talented staff to the Security Bank family. The merger with Neighbors represents another huge step forward in our north metropolitan Atlanta strategy. We have been delighted with how well the integration of these two organizations has progressed. There has been a great spirit of cooperation on issues that we believe bodes well for the successful marriage of these two great companies.”

With the addition of Neighbors Bank, Security Bank now serves customers through 20 banking offices in North Metro Atlanta, Middle and Coastal Georgia.

About Security Bank Corporation

Based in Macon, Georgia, Security Bank Corporation is a bank holding company with assets of $1.7 billion and total stockholders’ equity of $179 million as of December 31, 2005. The Company’s wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County and Security Bank of North Metro. The banks maintain 19 full service offices in Macon, Perry, Warner Robins, Gray, Woodstock, Brunswick and St. Simons Island. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, Richmond Hill, Gray, Pooler, Woodstock, St. Simons Island, and Brunswick.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections, and past performance should not be taken as an indication of future results. Please refer to Security Bank Corporation’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this press release.

Investor contact:

Rett Walker at (478) 722-6220 or Jim McLemore, Chief Financial Officer, at (478) 722-6243

Media contact:

Tom Woodbery, (478) 722-6117 or woodbery@securitybank.net